UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 17, 2007

Date of Report (Date of earliest event reported)

THE GYMBOREE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21250	94-2615258
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500 Howard Street, San Francisco, CA	94105
(Address of principal executive offices)	(Zip Code)

(415) 278-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On April 17, 2007, the Company’s Board of Directors authorized the Company to utilize $50 million of its cash reserves to purchase shares of the Company’s outstanding common stock under a share repurchase program. Purchases under the share repurchase program will be made from time to time on the open market or in privately negotiated transactions, consistent with the Company’s previously authorized plan. Depending on market conditions and other factors, purchases under this program may be commenced or suspended without prior notice at any time, or from time to time, through February 2, 2008. At current price levels, approximately 4% of the Company’s outstanding shares could be repurchased under this program.

On April 20, 2007, the Company completed the purchase of $50 million of its outstanding common stock authorized under its share repurchase program that was initially announced on January 29, 2007. Under that share repurchase program, the Company repurchased approximately 1.3 million shares at an average price of $38.58 per share. Since the Company has repurchased shares in the total dollar amount authorized under its share repurchase program, the program has been completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION

Dated: April 23, 2007	By:	/s/ BLAIR W. LAMBERT
	Name:	Blair W. Lambert
	Title:	Chief Operating Officer and Chief Financial Officer